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                                                               EXHIBIT (a)(5)(B)

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FOR IMMEDIATE RELEASE:          Contact:    Thomas A. Prince
                                            General Counsel
                                            (314) 342-2000
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                  STIFEL FINANCIAL CORP. ANNOUNCES SELF-TENDER
                 OFFER FOR UP TO 850,000 SHARES OF COMMON STOCK

     St. Louis, Missouri, September 5, 2003 -- Stifel Financial Corp. (NYSE: SF) announced today that its board of directors authorized a tender offer to purchase up to 850,000 shares, or approximately 12%, of its outstanding common stock at a price of $13.25 per share. The tender offer is expected to commence on September 5, 2003, and to expire at 5:00 p.m., Eastern Time on October 10, 2003, unless extended. On September 4, 2003, the last trading day prior to the commencement of the offer, the closing price per share reported on the New York Stock Exchange was $12.54.

     The tender offer is intended to provide stockholders who are considering a sale of all or a portion of their shares the opportunity to sell their shares for cash without the usual transaction costs associated with open market sales. Stifel believes that investing in its own shares in this manner is an attractive use of capital and an efficient means to provide value to its stockholders.

     If more than the maximum number of shares sought is tendered, Stifel will first purchase shares tendered by those stockholders who beneficially own less than 100 shares, and then purchase, on a pro rata basis, shares tendered by other stockholders. All shares purchased in the tender offer will be purchased at the same price. Stockholders whose shares are purchased in the offer will be paid the purchase price in cash, without interest, promptly after the expiration of the offer period. Shares not purchased due to proration will be returned to tendering stockholders. The offer is subject to the terms and conditions described in offering materials being mailed to Stifel's stockholders.

     Stifel's board of directors has approved the tender offer but neither Stifel nor its board of directors is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares. Stockholders must make their own decision as to whether to tender their shares.

     All inquiries regarding the procedures of the offer should be directed to Thomas A. Prince, Stifel's Senior Vice President and General Counsel, at 314-342-2000. Copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents can also be obtained for free by calling Mr. Prince or visiting the SEC's website at www.sec.gov.

     Stifel Financial Corp. is a financial services holding company whose subsidiaries are engaged in general securities brokerage, investment banking and money management from 83 locations in 15 states, primarily in the Midwest. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

Forward-looking Information

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to Stifel and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, regulatory actions, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. Stifel does not undertake any obligation to publicly update any forward-looking statements.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY, AND IS NOT AN OFFER TO BUYER OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF STIFEL'S COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY STIFEL'S COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE TENDER OFFER DOCUMENTS, INCLUDING THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, THAT STIFEL IS SENDING OUT TO ITS STOCKHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.

STOCKHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE
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OFFER TO PURCHASE AND OTHER DOCUMENTS FILED BY STIFEL WITH THE SECURITIES AND
EXCHANGE COMMISSION AT THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT WWW.SEC.GOV OR FROM STIFEL FINANCIAL CORP., 501 NORTH BROADWAY, ST. LOUIS, MISSOURI 63102, ATTENTION: THOMAS A. PRINCE, SENIOR VICE PRESIDENT AND GENERAL COUNSEL (TELEPHONE 314-342-2000). STOCKHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

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